Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AGCO Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-142711, No. 333-85404, and No. 333-75591) on Forms S-3 and S-8 of AGCO Corporation of our reports dated February 26, 2010, with respect to the consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of AGCO Corporation.
Our report on the consolidated financial statements refers to a change in accounting for noncontrolling interests and convertible debt instruments in 2009 due to the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, ‘Consolidated Financial Statements,’ ” (incorporated into ASC Topic 810, “Consolidation”) and FSP APB No. 14-1, “Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (including Partial Cash Settlement),” (incorporated into ASC Topic 470, “Debt”).
/s/ KPMG LLP
Atlanta, Georgia
February 26, 2010